September 28, 1996

                                 AGREEMENT

     WHEREAS, MAXXAM Inc. ("MAXXAM"), The Pacific Lumber Company, on behalf of itself, its subsidiaries and its affiliates ("Pacific Lumber," and together with MAXXAM, the "Pacific Lumber Parties"), the United States of America ("United States") and the State of California ("California") (all of the foregoing collectively, the "Parties") have been negotiating a possible land exchange of the Headwaters Forest for valuable federal and state considerations;

     WHEREAS, Pacific Lumber desires to obtain a permit under section 10(a) of the Endangered Species Act ("ESA");

     WHEREAS, the United States Fish and Wildlife Service, an agency within the United States Department of the Interior, and the National Marine Fisheries Service, an agency within the United States Department of Commerce (collectively, the "Services"), are required to comply with their responsibilities under the ESA and the National Environmental Policy Act ("NEPA");

     NOW, THEREFORE, the Parties agree as follows:

1. The Pacific Lumber Parties will not enter either the approximately 4,500 acres of Pacific Lumber's timberlands commonly referred to as the Headwaters Forest (the "Headwaters Forest") or the approximately 1,125 acres commonly referred to as the Elk Head Spring Forest (the "Elk Head Forest") to conduct logging operations, including salvage logging (the "Moratorium"), provided that the Moratorium shall terminate, unless extended by agreement of the Parties, if within 10 months from the date of this Agreement (the "Expiration Date") the Parties have not achieved the following items to their respective satisfaction, such achievement to be evidenced by written instrument(s) in form and substance satisfactory to all of the Parties. The Parties agree to use their respective best, good faith efforts to achieve such items:

     a. Transfer of the Headwaters Forest and the Elk Head Forest to the United States and California in exchange for (i) the Exchanged Elk River Property (as defined below) and (ii) property and other consideration from both the United States and California (including cash) having an aggregate fair market value of $300 million;

     b. Acquisition by the United States and California of the approximately 9,600 acre Elk River Timber Company property ("Elk River Property") to serve, in part, as an additional buffer zone of approximately 1,845 acres (the "Preserved Elk River Property") for the Headwaters Forest, with the remaining approximately 7,755 acres (the "Exchanged Elk River Property") to serve as additional consideration to be received by Pacific Lumber in exchange for the Headwaters Forest and the Elk Head Forest under Subparagraph 1.a., above.

     c. The Parties agree to use their respective best, good faith efforts to achieve expedited development and submission by Pacific Lumber and processing

          (i). by the United States of an incidental take permit ("Permit") under section 10(a) of the ESA, 16 U.S.C. Section 1539(a), based upon a multi-species Habitat Conservation Plan ("HCP") covering the remaining lands of Pacific Lumber, the Elk River Property, any other timberlands or timber harvesting rights acquired by Pacific Lumber as a result of the herein-described transactions (collectively, the "Resulting Pacific Lumber Timber Property"), the Headwaters Forest and the Elk Head Forest, and

          (ii). by California of a Sustained Yield Plan ("SYP") covering the Resulting Pacific Lumber Timber Property.

          (iii). In order to facilitate processing of the Permit and SYP, the parties agree to follow the procedures set forth below:

               A. Development of HCP. Pacific Lumber and the Services shall within 30 days of the date of this Agreement begin good faith negotiations for a multi-species HCP covering all of the Pacific Lumber Timber Property and the Elk River Property, including the Headwaters Forest, the Elk Head Forest and any buffer. Such HCP shall be prepared in full compliance with the requirements of the ESA and other applicable laws and regulations and shall be consistent with the regulations applicable to the critical habitat designated for the marbled murrelet, 50 C.F.R
Section 17.95(b). The HCP shall provide for the management and harvest of the Resulting Pacific Lumber Timber Property consistent with the requirements of the ESA and other applicable laws and regulations. The HCP shall be subject to the Department of the Interior's "No Surprises" policy.

               B. Submission of HCP and Application for Permit. Within 120 days from the date of this Agreement, Pacific Lumber intends to submit to the Services an application for a Permit and a proposed multi-species HCP that covers the Headwaters Forest, the Elk Head Forest and the Resulting Pacific Lumber Timber Property.

               C.   Review and Approval of the HCP and Permit.
The Services will expedite consideration of the application for the Permit and will use their best efforts to review and decide upon the application for the Permit as soon as practicable after Pacific Lumber submits the application to the Services. The Parties recognize and understand that the Services must make their decision on the application for the Permit based on sound science and in full compliance with the requirements of the ESA and all other applicable laws and regulations.

               D. Public Involvement. The Parties understand that Pacific Lumber can, by involving the public in the HCP planning process, facilitate early public review of the HCP and expedite development and consideration of the HCP. The Services are responsible for ensuring that the public involvement requirements in the ESA, NEPA, and other applicable laws and regulations are met.

               E. NEPA Compliance. The Parties understand and agree that issuance of an incidental take permit requires compliance with NEPA and that the Services are responsible for this compliance. It is Pacific Lumber's intent to submit an HCP that will not significantly affect the quality of the human environment and to prepare a draft Environmental Assessment
("EA") for review by the Services. The Services will (I) assist Pacific Lumber in outlining the type of information required for the EA, (II) independently evaluate the environmental issues,
(III) make any changes necessary, and (IV) take responsibility for the document's scope and content. The Services will promptly advise Pacific Lumber if, at any point, the Services believe an environmental impact statement ("EIS") is required. The Parties will pursue the HCP and NEPA processes concurrently.

               F. Submission Review and Approval of SYP. Pacific Lumber will submit to the State of California a proposed SYP which
(I) covers the Resulting Pacific Lumber Timber Property, and which the Parties agree will be amended to include any timberlands or timber harvesting rights received by Pacific Lumber in exchange for the Headwaters Forest and Elk Head Forest, including
Exchanged Elk River Property, and (II) complies with terms and specifications to be agreed upon by Pacific Lumber and California as soon as practicable, such agreement to be evidenced by an instrument in form and substance satisfactory to Pacific Lumber and California (the "SYP Terms Condition"). The State of California will expedite consideration of such SYP upon its formal submission to California. Appropriate procedures will be followed for submission, review and approval. Such SYP shall provide for management and harvest, consistent with applicable and legal requirements, of all the Resulting Pacific Lumber
Timber Property and shall be with respect to the marbled murrelet, the coho salmon, the northern spotted owl and all other species specifically or generally identified in the SYP (whether now or hereafter listed as threatened or endangered under the laws of the United States or California). The State of California shall use its best efforts to review and approve the SYP.

     d. The dismissal with prejudice at closing by Pacific Lumber of the following pending legal actions: Pacific Lumber Co. v. United States, No. 96-257L (Fed. Cls.) and Salmon Creek Corp. v. California Board of Forestry, No. 96-CS-1057 (Cal. Super. Ct.), such dismissals will obviate that litigation and be evidenced by instruments in form and substance satisfactory to each of the parties to those cases.

     e. All property furnished by the United States and/or California to Pacific Lumber pursuant to Subparagraph 1.a. having been freed of all mortgages, liens, pledges, security interests or encumbrances of any kind (other than permitted encumbrances to be agreed upon by the Parties).

     f. All consents, approvals, opinions, or similar items from third parties necessary to consummation of the transactions described in this Agreement having been furnished.

     g. In addition to the documents and instruments specifically referenced above, execution by the Parties of appropriate documents and instruments, in form and substance satisfactory to the Parties, evidencing the transactions described in this Agreement.

2. It is a condition to the continued effectiveness of the Moratorium that the United States and/or California provide to Pacific Lumber, within 60 days of this Agreement, a list of property interests owned or controlled by the United States and/or California with a good faith estimated fair market value equal to or in excess of $300 million which are available and acceptable to Pacific Lumber for exchange under Subparagraph 1.a. above (the "Presented Properties"). Such list shall be accompanied by sufficient background information (including, where available, appraisals and any other evaluation information) regarding the Presented Properties as will enable Pacific Lumber to make a determination as to the commercial viability of such property interests and the ability to monetize such property interests; Pacific Lumber shall also be given access to enter and inspect such Properties. Should California and/or the United States fail to perform this obligation within 120 days from the date of this Agreement, the Moratorium shall terminate. If the United States and/or California do furnish the required amount and type of Presented Properties (together with access and sufficient information to evaluate the Properties) by such date,
(a) the Parties shall have a ten-day period of time commencing on the date that the Presented Properties list is provided during which to agree upon the procedures to be used in determining the fair market value of the Presented Properties (the "Appraisal Procedure Period"), such agreement to be evidenced by an instrument in form and substance satisfactory to all of the Parties, and (b) Pacific Lumber shall have an additional 30-day period following the Appraisal Procedure Period in which to evaluate the Presented Properties (the "Evaluation Period"). If at the end of the Appraisal Procedure Period, all of the Parties hereto have failed to execute an instrument indicating their agreement as to the procedures to be used in determining the fair market value of the Presented Properties, the Moratorium shall terminate. Furthermore, if at the end of the Evaluation Period, Pacific Lumber has failed to identify $300 million in fair market value of Presented Properties which it finds acceptable for exchange, the Moratorium shall terminate. The Parties further agree to supplement this Agreement to provide for an effective exchange at closing.

3. As soon as practicable, and no later than October 4, 1996, the Parties shall file appropriate joint motions to stay the litigation (the "Litigation") referenced in Subparagraph 1.d. above; provided, that each Party shall retain and have the right, at any point after the presentation of the Presented Properties list, to move to terminate the stay (a) at any time when the Moratorium has terminated, or (b) if such Party has a reasonable belief that the matters provided for under Paragraph 1 of this Agreement will not be achieved. The Parties also agree to cease and desist all activities in connection with the Litigation, except as ordered by the court, until the motions are granted.

4. All discussions relating to, or arising from, this Agreement, including but not limited to, all negotiations and final products shall be subject to the Principles Governing Discussions dated August 23, 1996, notwithstanding any stated termination date thereof.

5. The exercise by any Party of its right of termination under this Agreement or to end the Moratorium shall be preceded by two weeks written notice to the other Parties.

6. It is agreed that the following shall each be a condition to closing of the Agreement:

     a. Completion of each of the matters described in Subparagraphs 1.a., 1.b. and 1.d. through 1.g. above;

     b. Approval of an HCP and SYP and issuance of a Permit, each in a form and substance satisfactory to Pacific Lumber, such satisfaction to be evidenced by a written instrument executed by Pacific Lumber satisfactory in form and substance to all of the Parties;

     c. The issuance on or before the closing date by the Internal Revenue Service and the California Franchise Tax Board of closing agreements in form and substance sought by and satisfactory to the Pacific Lumber Parties, setting forth acceptable federal and California income tax consequences of the transactions;

     d. The absence of a judicial decision in any litigation brought by third parties that any Party reasonably believes will significantly delay or impair the transactions described in this Agreement; and

     e. Approval by the Boards of Directors (and any special committee thereof) of the applicable Pacific Lumber Parties and, as appropriate, their affiliates, of the transactions described in this Agreement.

     f. The obtaining of all governmental approvals and authorizations necessary to consummate the transactions described in this Agreement including a my requisite approvals under the Federal Land Policy and Management Act, 43 U.S.C. Section 1701 et seq., and other applicable laws.

7. In the event that a claim or action is brought or threatened by a third party challenging the legality, enforceability or validity of this Agreement, or any portion thereof, including the HCP, Permit or SYP, the Parties agree to cooperate and act in good faith to preserve diligently this Agreement, HCP, Permit or SYP against such third party challenge.

     IN WITNESS WHEREOF, the Parties agree to the foregoing as of September 28, 1996.


                                        THE UNITED STATES OF AMERICA

                                        By: /s/ John Garamendi
                                           ---------------------------


                                        THE STATE OF CALIFORNIA

                                        By: /s/ Doug Wheeler
                                           ---------------------------


                                        MAXXAM INC.

                                        By: /s/ Charles E. Hurwitz
                                           ---------------------------


                                        THE PACIFIC LUMBER COMPANY

                                        By: /s/ John A. Campbell
                                           ---------------------------


     We fully support this agreement.

                                             /s/ Dianne Feinstein
                                           ---------------------------


                                             /s/ Frank Riggs, M.C.
                                           ---------------------------